Exhibit 3.11

FORM OF CERTIFICATE OF AMENDMENT OF
THE RESTATED CERTIFICATE OF INCORPORATION OF IAC/INTERACTIVECORP

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, IAC/InterActiveCorp, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Restated Certificate of Incorporation of the Corporation, as heretofore amended:

SECOND: Article II is hereby amended to read in its entirety as follows:

Article II

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

THIRD:  Article V is hereby amended to read in its entirety as follows:

Article V

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal By-Laws of the Corporation, but the stockholders may make additional By-Laws and may alter or repeal any By-Law whether adopted by them or otherwise.

FOURTH:  Article VI is hereby amended to read in its entirety as follows:

Article VI

For purposes of this Article VI, “Match Merger Effective Time” has the meaning given such term in that certain Transaction Agreement, dated as of December 19, 2019, by and among the Corporation, IAC Holdings, Inc., Valentine Merger Sub LLC and Match Group, Inc.

A.                                    NUMBER OF DIRECTORS

Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which constitute the Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time, by the affirmative vote of a majority of the Whole Board.  For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

B.                                    ELECTION OF DIRECTORS

1.                                      Upon the Match Merger Effective Time, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the Whole Board.  At each annual meeting of stockholders following the Match Merger Effective Time, (i) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created; provided, however, that (x) directors initially designated as Class I directors shall serve for a term ending on the date of the first annual meeting after such classification first becomes effective, (y) directors initially designated as Class II directors shall serve for a term ending on the date of the second annual meeting after such classification first becomes effective and (z) directors initially designated as Class III directors shall serve for a term ending on the date of the third annual meeting after such classification first becomes effective; and provided, further, however, that directors who may be elected by the holders of any series of Preferred Stock shall serve terms governed by the terms of such series of Preferred Stock.  The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time such classification becomes effective.  Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.  In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class.  In no event shall a decrease in the number of directors shorten the term of any incumbent director.

2.                                      There shall be no cumulative voting in the election of directors.  Elections of directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation.

C.                                    VACANCIES

Subject to the rights of the holders of any series of Preferred Stock then outstanding, following the Match Merger Effective Time, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, unless otherwise required by law or authorized by resolution of the Board of Directors, be filled solely by a majority of the directors then in office and entitled to vote thereon (although less than a quorum) or by the sole remaining director entitled to vote thereon (and not by stockholders), and each person so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, with each such director to hold office until his or her successor shall have been duly elected and qualified.

D.                                    REMOVAL

Subject to the rights of the holders of any series of Preferred Stock then outstanding, following the Match Merger Effective Time, no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of shares of stock issued and outstanding and entitled to vote in an election of directors, voting together as a single class.

E.                                    PREFERRED STOCK DIRECTORS

Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article IV hereof, and such directors so elected shall not be subject to the provisions of this Article VI.

FIFTH:  Article XIII is hereby amended to read in its entirety as follows:

Article XIII

A.                                    COMPETITION AND CORPORATE OPPORTUNITIES

Subject to any express agreement that may from time to time be in effect, to the extent provided in the following sentence, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Dual Opportunity about which a Dual Role Person acquires knowledge.  A Dual Role Person shall have no duty to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to New IAC, shall not be prohibited from communicating or offering any Dual Opportunity to New IAC, and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (i) the failure to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to New IAC or (ii) the communication or offer to New IAC of any Dual Opportunity, so long as (x) the Dual Opportunity does not become known to the Dual Role Person in his or her capacity as a director or officer of the Corporation, and (y) the Dual Opportunity is not presented by the Dual Role Person to any party other than New IAC and the Dual Role Person does not pursue the Dual Opportunity individually.

B.                                    CERTAIN MATTERS DEEMED NOT CORPORATE OPPORTUNITIES

In addition to and notwithstanding the foregoing provisions of this Article XIII, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake.  Moreover, nothing in this Article XIII shall amend or modify in any respect any written contractual agreement between New IAC or any of its Affiliated Companies on the one hand and the Corporation or any of its Affiliated Companies on the other hand.

C.                                    CERTAIN DEFINITIONS

For purposes of this Article XIII:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Company” means (i) with respect to the Corporation, any Person controlled by the Corporation and (ii) with respect to New IAC, any Person controlled by New IAC.

“Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for both New IAC or its Affiliated Companies, on the one hand, and the Corporation or any of its Affiliated Companies, on the other hand.

“Dual Role Person” means any individual who is an officer or director of both the Corporation and New IAC.

“New IAC” means IAC Holdings, Inc. and any of its successors.

“Person” means (i) an individual or any corporation, partnership, limited liability company, estate, trust, association, private foundation joint stock company or any other entity, or (ii) “person” as such term is used in Section 355(e) of the Internal Revenue Code of 1986, as amended, and any successor thereto.

D.                                    TERMINATION

The provisions of this Article XIII shall have no further force or effect at such time that none of the directors and/or officers of New IAC serve as directors and/or officers of the Corporation or its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of such provisions with respect to any agreement, arrangement or other understanding between the Corporation or an Affiliated Company thereof on the one hand, and New IAC or an Affiliated Company, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

E.                                    DEEMED NOTICE

Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article XIII.

F.                                     SEVERABILITY

The invalidity or unenforceability of any particular provision, or part of any provision, of this Article XIII shall not affect the other provisions or parts hereof, and this Article XIII shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

SIXTH:  That at the annual meeting of the stockholders of the Corporation held on [—], 20[—] called in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the holders of the requisite voting power of the outstanding shares of capital stock of the Corporation voted in favor of said amendments.

SEVENTH:  That said amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

EIGHTH:  That said amendments shall become effective at [—], Eastern Time, on [—], 20[—].

[Signature appears on next page]

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by [—], its [—], this [—], day of [—], 20[—].

IAC/INTERACTIVECORP

By:
Name:
Title: